Exhibit 19.1

Brighthouse Financial
Insider Trading Policy

Version 4.0

Effective Date: February 12, 2025

Brighthouse Financial Insider Trading Policy

Table of Contents

Introduction	3
Scope	3
Policy Administration	4
Policy Statement	4
What is Material, Nonpublic Information?	4
Material Information	4
Public Information	6
Trading in Brighthouse Securities	6
Individual Responsibility	8
Consequences of Violations	8
Post-Termination Transactions	9
Exceptions	9
Appendix A: Procedures for Personal Trading of Securities Issued by Brighthouse Financial, Inc.	10

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Introduction
The U.S. Securities and Exchange Commission (the “SEC”) strives to protect investors and maintain a fair, orderly, and efficient marketplace that provides investors with equal access to information when making investment decisions. SEC insider trading and selective disclosure rules are designed to prevent individuals from trading securities based on information that is not available to other investors. These rules also seek to prevent corporate executives and other insiders from attempting to curry favor with institutional security analysts by providing them with confidential information prior to fully disclosing such information to the general public.
The Brighthouse Financial Insider Trading Policy (the “Policy”) establishes a framework to help prevent Brighthouse Financial, Inc. (the “Company”), employees of the Company and its subsidiaries (“Associates”), and members of the Board of Directors of the Company (“Directors”) from violating federal insider trading and selective disclosure laws. All Associates and Directors must read this Policy in its entirety. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Scope
This Policy applies to all Associates and Directors. Additionally, this Policy applies to each Associate’s or Director’s spouse, minor children, and anyone else sharing the same household, as well as any other person or entity (including trusts and estates) over whom an Associate or Director exercises influence or control over his, her, their, or its securities trading decisions (collectively and together with all Associates and Directors, the “Covered Persons”). Each Associate and Director is responsible for ensuring that trades by any of the foregoing persons and entities comply with this Policy.
Directors and certain Associates are subject to the Procedures for Personal Trading of Securities Issued by Brighthouse Financial, Inc. (the “Supplement”), set forth in Appendix A.

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Policy Administration
Compliance and the General Corporate Law Department (“GCLD”) are responsible for maintaining this Policy and the Supplement and will periodically review and update them in accordance with the Brighthouse Financial Policy of Policies.
Policy Statement
Covered Persons must comply with applicable law at all times, including laws related to insider trading. Covered Persons must not trade in securities while in possession of material, nonpublic information about the issuer of such securities, whether the issuer is the Company or another company. This includes cases where the information is not directly related to the issuer but is still relevant to an investor making a decision to buy or sell a particular security. Such information could include, but is not limited to, information about a competitor of the issuer.
Associates and Directors must report any suspected violation of insider trading law to Compliance by calling the Compliance and Fraud Hotline at (844) 474-8372 or by sending an email marked “confidential” to investigations@brighthousefinancial.com. Compliance will consult the GCLD on matters involving securities issued by the Company or its affiliates (“Brighthouse Securities”).
What is Material, Nonpublic Information?
Material Information
Information about any publicly traded company may be material if there is a substantial likelihood that the information would affect the market price of the company’s securities or if a reasonable investor would consider the information important in deciding whether to trade in the company’s securities.
Information pertaining to a company’s financial results, prior to public dissemination, is likely to be material, nonpublic information, including information to be included in the Company’s annual and quarterly earnings releases (and related materials).

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While it is not possible to identify all information that may be deemed “material”, the following types of information may likely be considered material, nonpublic information prior to public dissemination:
•Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•Introduction of a new product or removal of an existing product;
•An impending change to the financial strength or credit rating of a company;
•Developments regarding customers and other business relationships, including the gain or loss of a significant relationship;
•Changes in control or in management;
•Change in auditors or auditor notification that a company may no longer rely on an auditor's audit report;
•Events regarding a company’s securities, including repurchase plans, stock splits or changes in dividends, defaults on senior securities, calls of securities for redemption, changes to the rights of security holders, or public or private sales of additional securities;
•Bankruptcies or receiverships;
•Implementation of an unscheduled blackout period;
•Changes to the composition of a significant portion of a company’s investment portfolio;
•Significant asset impairments or write-downs;
•Impact analyses regarding the effect of proposed or adopted legislation on a company’s financial performance or competitive position in the marketplace;
•Earnings guidance or estimates (including confirmation of, or changes to, previously announced guidance or estimates);
•Significant cybersecurity incidents; or
•Developments in significant litigation, regulatory matters, governmental investigations, or actual or threatened business disputes.

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Public Information
Information about a company is considered public when a full day of trading has passed since the information was published in a press release, a public filing with the SEC, or a broadly disseminated story reported in a media channel, including social media. Material information about a company should be considered nonpublic unless there is certainty that it is publicly available. Reports of rumors or speculation do not make information about a company “public.”
Trading in Brighthouse Securities
Trading in Brighthouse Securities includes the following activities:
•Buying or selling common stock or other publicly traded Brighthouse Securities, including preferred stock and debt;
•Buying or selling derivatives of Brighthouse Securities including, but not limited to, options, swaps, and warrants (which is prohibited under this Policy, as described below);
•Enrolling in the Company’s Employee Stock Purchase Plan (“ESPP”), modifying an existing contribution election to the ESPP, or liquidating all or part of a common stock position held in the ESPP; and
•Exercising Company stock options whenever such exercise involves the sale of any shares (whether to cover the exercise price of such stock options, the associated tax obligations, or otherwise).
Additionally, gifts of Brighthouse Securities are deemed “trades” under this Policy.
The Company prohibits Covered Persons from:
•Trading in Brighthouse Securities when the Covered Person is aware of material, nonpublic information about the Company;
•Recommending that another person trade in Brighthouse Securities when the Covered Person is aware of material, nonpublic information about the Company;
•Providing material, nonpublic information about the Company to any person inside or outside of the Company who does not have a need to know the information (together with the prior bullet, this is known as “tipping”);

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•Buying or selling derivatives of Brighthouse Securities or otherwise engaging in speculative transactions involving Brighthouse Securities including, but not limited to short sales, hedging, and trading put and call options; and
•Pledging Brighthouse Securities to a margin account or any other arrangement that entitles a third party to foreclose against or sell the securities.
Covered Persons may violate laws related to insider trading while in possession of material, nonpublic information about the Company regardless of whether their decision to trade in Brighthouse Securities is influenced by the information. Associates and Directors who are uncertain if they or another Covered Person possess material, nonpublic information about the Company should contact the GCLD prior to trading in Brighthouse Securities.
No Associate or Director who, in the course of working for the Company, learns of material, nonpublic information about another company may engage (nor have any Covered Person engage) in transactions in that company’s securities or tip others to engage in transactions in that company’s securities until the information becomes public or is no longer material. This includes cases where the information is not directly related to that company but is still relevant to an investor making a decision to trade in that company’s securities. Such information could include, but is not limited to, information about a competitor or peer of that company, or about another economically-linked company.
This Policy does not apply to the vesting of stock or stock-based awards, or the exercise of a tax withholding right pursuant to which an Associate or Director elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any stock or stock-based awards.
This Policy does not apply to trades in Brighthouse Securities executed pursuant to Company-approved trading plans made in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1 Plans”). Rule 10b5-1 Plans may not be adopted or amended at a time when an Associate or Director is aware of any material, nonpublic information about the Company.

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It is also the policy of the Company that the Company will not engage in transactions in Brighthouse Securities, except in compliance with applicable securities laws.
Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Brighthouse Securities or the securities of another issuer while in possession of material, nonpublic information. Covered Persons must not engage in illegal trading or tipping and must avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company, the GCLD, or any other Covered Person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Consequences of Violations
The purchase or sale of securities while in possession of material, nonpublic information, or the tipping of such information, is prohibited by federal and state law. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While regulatory authorities concentrate their enforcement efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
Associates who fail to comply with this Policy may be subject to disciplinary action up to and including termination of their employment with the Company, whether or not the Covered Person’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

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Post-Termination Transactions
All aspects of this Policy will continue to apply after an Associate’s or Director’s termination of services to the Company until the later of (a) the public disclosure of all material, nonpublic information known to the Associate or Director or (b) such time as all material, nonpublic information known to the Associate or Director is no longer material.
Exceptions
There are no exceptions to this Policy.

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Appendix A: Procedures for Personal Trading of Securities Issued by Brighthouse Financial, Inc.
Supplement to the Brighthouse Financial Insider Trading Policy
Introduction
Brighthouse Financial, Inc. (the “Company”) has established the Procedures for Personal Trading of Securities Issued by Brighthouse Financial, Inc. (the “Supplement”) to supplement the Brighthouse Financial Insider Trading Policy (the “Policy”). This Supplement sets forth requirements applicable to members of the Company’s Board of Directors (“Directors”) and certain employees (“Associates”) in connection with their trading in securities of the Company or its affiliates (“Brighthouse Securities”) in a personal account or in Company-sponsored retirement accounts. Any terms not defined herein shall have the respective definitions ascribed to them in the Policy.
It is illegal and against the Policy to trade in Brighthouse Securities while in possession of material, nonpublic information about the Company. This Supplement sets forth certain restrictions and procedures, including blackout periods and pre-clearance requirements, imposed on Directors and certain Associates, to help protect them from violating insider trading laws and to avoid the appearance of impropriety when trading in Brighthouse Securities. This Supplement also documents procedures related to compliance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All Covered Persons must refer to and comply with the Policy prior to trading in Brighthouse Securities; in the event of any conflict between this Supplement and the Policy, the Policy controls.

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Scope
This Supplement applies to all Directors and certain Associates (as specified herein). To the extent that an Associate or Director is a Restricted Person (as defined below), the additional restrictions applicable to Restricted Persons described herein also apply to each such Associate’s or Director’s spouse, minor children, and anyone else sharing the same household, as well as any other person or entity (including trusts and estates) over whom such Associate or Director exercises influence or control over his, her, their or its securities trading decisions. Each Associate and Director subject to this Supplement is responsible for ensuring that trades by any of the foregoing persons and entities comply with this Supplement.
Blackout Periods
The Company will set quarterly earnings blackout periods during which trading in Brighthouse Securities by certain individuals (“Restricted Persons”) will be strictly prohibited. The Company may also, from time to time, implement event-driven blackout periods to restrict trading by certain individuals if the circumstances warrant. Anything to the contrary herein notwithstanding, the Company’s General Counsel or their designee(s) may, in each of their discretion, permit transactions in Brighthouse Securities during a Quarterly Earnings Blackout Period, a Senior Leadership Team Quarterly Earnings Blackout Period, and/or an Event-Specific Blackout Period, in each case as defined below.

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Quarterly Earnings Blackout Periods
Restricted Persons may not engage in any transaction in Brighthouse Securities during a quarterly earnings blackout period. Quarterly earnings blackout periods (“Quarterly Earnings Blackout Periods”) will begin on the first trading day of each calendar quarter and conclude at the end of the first full day of trading on the Nasdaq Stock Market after issuance of the Company’s quarterly earnings release for the preceding quarter, unless extended by the Company for any reason (the “Quarterly Earnings Blackout Period End Date”); provided, however, that, for Quarterly Earnings Blackout Periods beginning on the first trading day of each year’s first calendar quarter, the Quarterly Earnings Blackout Period End Date shall be the first full day of trading on the Nasdaq Stock Market after the Company’s next Annual Report on
Form 10-K is filed with the SEC, unless extended by the Company for any reason. For example, if an earnings release occurs after the market close on a Tuesday (and Wednesday is a regular trading day), the trading window would open on the ensuing Thursday’s market open.
The following individuals will be deemed Restricted Persons and will be subject to trading restrictions during Quarterly Earnings Blackout Periods:
•Directors;
•Associates who have regular access to the Company’s quarterly or annual financial results or to other material, non-public information about the Company;
•The respective executive assistants of the Chief Executive Officer (“CEO”) and the Chief Financial Officer; and
•Any other person designated by the General Counsel.
Compliance will maintain a list of Restricted Persons (collectively referred to as the “Restricted Group”) for the purposes of implementing and administering Quarterly Earnings Blackout Periods. Compliance will regularly communicate the dates of Quarterly Earnings Blackout Periods and Quarterly Earnings Blackout Period End Dates to the Restricted Group.

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Senior Leadership Team (“SLT”) Quarterly Earnings Blackout Periods
Members of the Company’s Senior Leadership Team (“SLT”), including the CEO, are subject to a different blackout period (the “SLT Quarterly Earnings Blackout Period”). The SLT Quarterly Earnings Blackout Period begins three weeks after the previous Quarterly Earnings Blackout Period End Date and ends at the next Quarterly Earnings Blackout Period End Date; provided, however, that the first SLT Quarterly Earnings Blackout Period of each calendar year begins one week after the previous Quarterly Earnings Blackout Period End Date. For example, if the previous quarter’s Quarterly Earnings Blackout Period End Date occurs on May 6, the ensuing SLT Quarterly Earnings Blackout Period would begin on May 27; and, with respect to a first SLT Quarterly Earnings Blackout Period of a calendar year, if the previous quarter’s Quarterly Earnings Blackout Period End Date occurs on February 20, the ensuing SLT Quarterly Earnings Blackout Period would begin on February 27.

Compliance will regularly communicate the dates of SLT Quarterly Earnings Blackout Periods and Quarterly Earnings Blackout Period End Dates to the SLT.
Event-Specific Blackout Periods
From time to time, a material event may occur, or material information may be known, that has not yet been publicly disclosed. In such an instance, the Company’s General Counsel, CEO, or Chairman of the Board of Directors of the Company may declare an event-specific blackout period that would restrict trading in Brighthouse Securities for the individuals who are aware of the material event or information. The existence of an event-specific trading restriction period (“Event-Specific Blackout Period”) must not be announced to the entire Company and must not be communicated by a Covered Person to other people. Trading in Brighthouse Securities is strictly prohibited for anyone subject to restriction during an Event-Specific Blackout Period.

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Section 16/SLT Pre-Clearance and Reporting Procedures
Pursuant to Section 16 of the Exchange Act, Directors, certain officers of the Company, and greater than 10% shareholders (collectively, “Section 16 Persons”) must report transactions in Brighthouse Securities to the U.S. Securities and Exchange Commission (the “SEC”). In addition, to align the interests of SLT members (some of whom may also be Section 16 Persons) with those of the Company’s stockholders, the Company has established stock ownership and retention guidelines pursuant to which certain SLT members are required to achieve and maintain a level of Company common stock ownership equal to a certain multiple of their current base salary. Section 16 Persons/SLT members will be notified of their status as such by the GCLD and will receive instructions as to how to comply with trade pre-clearance and reporting requirements, as applicable.
Pre-Clearance Procedures
Section 16 Persons/SLT members must pre-clear all transactions in Brighthouse Securities with the GCLD by contacting the Company’s Deputy General Counsel. In the absence of the Deputy General Counsel, Section 16 Persons/SLT members should contact the Company’s Head of Public Company and Investments Law. In addition, Section 16 Persons/SLT members must also confirm with the Company’s Compensation Leader Human Resources that they are in compliance with the Company’s stock ownership and retention guidelines and that following the proposed transaction in Brighthouse Securities, such Section 16 Person/SLT member would remain in compliance with the Company’s stock ownership and retention guidelines. In the absence of the Compensation Leader, Human Resources, Section 16 Persons/SLT members should contact the Company’s Compensation Director.

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When making a pre-clearance request, Section 16 Persons/SLT members should carefully consider whether they are aware of any material, nonpublic information about the Company and fully disclose such circumstances to the GCLD. The GCLD will evaluate the Section 16 Person’s/SLT member’s trade request on the Company’s behalf and either approve or deny the request. In evaluating the trade request, the GCLD will not represent the Section 16 Person/SLT member in the Section 16 Person’s/SLT member’s individual capacity and will not provide legal advice related to the Section 16 Person’s/SLT member’s decision to trade.
In instances where the GCLD denies the Section 16 Person’s/SLT member’s trade request, the Section 16 Person/SLT member must refrain from initiating any transaction in Brighthouse Securities and must not inform any other person of the denial.
In instances where the GCLD approves the Section 16 Person’s/SLT member’s trade request, the Section 16 Person/SLT member may trade in Brighthouse Securities. Unless the GCLD informs the Section 16 Person/SLT member otherwise, the pre-clearance will be valid for two business days (including the day the Section 16 Person/SLT member is informed that the GCLD has approved the trade request), provided the Section 16 Person/SLT member does not become aware or come into possession of any material, nonpublic information about the Company within such two business-day period. If the trade is not executed within such two business-day period, the Section 16 Person/SLT member must seek pre-clearance again before executing any transaction in Brighthouse Securities.
Upon the execution of a pre-cleared transaction in Brighthouse Securities, the Section 16 Person must report the execution details of the transaction(s) to the GCLD on the execution date. This reporting helps ensure the Company is notified of the execution date, price, and other relevant information about the transaction for Section 16 reporting purposes, as detailed below.

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Section 16 Reporting Requirements and Procedures
SEC rules under Section 16(a) of the Exchange Act impose reporting requirements on Section 16 Persons, including the filing of Forms 3, 4, and 5 with the SEC.
Under SEC rules, the preparation and filing of Section 16(a) reports is the sole responsibility of any individual subject to the filing requirements. To help ensure accurate and timely filings of Section 16(a) reports and to prevent inadvertent violations of the short-swing profit rules, the Company will prepare and file such reports on behalf of the Section 16 Person.
A Section 16 Person who engages in any transaction or has a change in ownership in Brighthouse Securities must report the execution details of the transactions(s) to the GCLD on the execution date. The failure of a Section 16 Person to notify the GCLD of such a transaction may result in a required filing being missed or filed late, either of which must be reported in the Company’s next Proxy Statement. In addition, missed or late filings may result in other negative consequences for the Company or the Section 16 Person.
Power of Attorney
Section 16(a) reports are required to be signed by the filer. The GCLD, however, will file all Section 16(a) reports in reliance upon the authority granted pursuant to a Power of Attorney, which each Section 16 Person shall provide to certain attorneys in the Company’s Legal Department.
Each Section 16 Person must have their own Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) codes to file Section 16(a) reports electronically with the SEC. If any Section 16 Person already has EDGAR codes, they must provide such EDGAR codes to the GCLD. Any Section 16 Person who does not have EDGAR codes must provide an additional Power of Attorney upon request by the GCLD in order for the Company to file a Form ID Application and obtain EDGAR codes on such Section 16 Person’s behalf.

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Post-Termination Transactions
In instances where a Restricted Person’s service to the Company terminates during a Quarterly Earnings Blackout Period, the Restricted Person will remain subject to the applicable restrictions related to trading in Brighthouse Securities until the conclusion of such blackout period. If an individual is in possession of material, nonpublic information when their service to the Company terminates, any such individual may not trade in Brighthouse Securities until such information has become public or is no longer material. Additionally, certain Section 16 reporting requirements may remain in force for six months following termination of service.
Company Assistance
Any person with questions about the Policy, this Supplement, or their application to any proposed transaction in Brighthouse Securities may direct such questions to the GCLD.

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